EXHIBIT 99.2

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PROPOSED CONVERTIBLE
SENIOR SUBORDINATED NOTES OFFERING

Minneapolis, Feb. 11, 2004 – ATK (Alliant Techsystems, NYSE:  ATK) today announced that it intends to offer, subject to market conditions and other factors, $250 million principal amount of convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  ATK also plans to grant to the initial purchasers of the notes an option to purchase up to an additional $30 million principal amount of notes.

ATK expects that the notes will be unsecured, senior subordinated obligations of ATK, will pay interest semi-annually, and will be convertible into shares of ATK common stock upon satisfaction of certain conditions.  The notes are expected to be redeemable at ATK’s option on or from February 2009 and holders of the notes will on specified dates and upon the occurrence of certain circumstances have the right to require ATK to repurchase all or some of their notes.

ATK intends to use a portion of the net proceeds from the offering to, concurrently with the closing of the offering, repurchase up to $75 million of common stock under its recently announced share repurchase program.  The company intends to apply the remaining net proceeds towards its intended acquisition of Mission Research Corporation or for general corporate purposes.

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The convertible notes and the shares of common stock issuable upon conversion will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an available exemption from such registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,600 people and has three business groups:  Precision Systems, Aerospace, and Ammunition and Related Products.

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